Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:

Frank ten Brink at (847) 607-2012

Stericycle, Inc. Receives Clearance to Acquire MedServe, Inc.

Lake Forest, Illinois, November 30, 2009—Stericycle, Inc. (NASDAQ:SRCL), today announced that it has entered into an agreement with the United States Department of Justice and the States of Missouri and Nebraska providing clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 that will allow Stericycle to complete its pending acquisition of MedServe, Inc. Stericycle expects to complete this acquisition during the fourth quarter of 2009, as previously announced.

The agreement requires Stericycle to divest certain assets that it will acquire from MedServe consisting of an autoclave treatment facility in Newton, Kansas, four transfer stations in Kansas, Oklahoma, Nebraska and Missouri and certain large customer accounts and associated assets related to these facilities. In addition, the agreement requires Stericycle for a period of 10 years to notify the United States Department of Justice and the States of Missouri and Nebraska before acquiring any business that is engaged in both the collection and treatment of infectious waste in Kansas, Missouri, Nebraska and Oklahoma.

The agreement with the Department of Justice and the States of Missouri and Nebraska, in which MedServe also joined, is reflected in an order filed today by agreement of the parties in the U.S. District Court for the District of Columbia.

In a related development, Stericycle and MedServe agreed to reduce the merger consideration payable by Stericycle by $2,500,000 from $185,000,000 to $182,500,000, subject to further reduction for MedServe’s indebtedness as of the closing date, MedServe’s expenses in connection with the transaction, and other expenses related to the transaction.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.